Exhibit 23.3

Argus Media Group

March 19, 2026

Guardian Metal Resources PLC

Re: Consent of Argus Media Group

Dear Sirs,

We refer to the registration statement on Form F-1MEF (the “Registration Statement”) to be filed by Guardian Metal Resources PLC (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) in accordance with Rule 462(b) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of our name and the inclusion of information, data and statements from our industry report commissioned by the Company, entitled “Tungsten Market Outlook” dated November 17, 2025 (the “Report”), and any amendments or updates thereto, in the following: (i) the Registration Statement and any amendments, including under “Prospectus Summary,” “Industry,” and “Business”; (ii) written correspondence with the SEC; (iii) future SEC filings by the Company, including Forms 20-F, 6-K and other filings (collectively, the “SEC Filings”); (iv) the Company’s and its affiliates’ websites and publicity materials; (v) institutional and retail roadshows and related activities for the Proposed IPO; and (vi) other marketing materials in connection with the Proposed IPO.

We further consent to the filing of this letter as an exhibit to the Registration Statement, any amendments thereto, and any other SEC Filings for the purposes stated above.

For and on behalf of Argus Media Group

/s/ Chris Hairel
Name:	Chris Hairel
Title:	Vice President, Consulting